Exhibit 99.7

AMENDMENT TO VARIABLE RATE MUNI TERM PREFERRED SHARES

PURCHASE AGREEMENT

This amendment (this “Amendment”), dated as of August 27, 2012, to the Variable Rate Muni Term Preferred Shares Purchase Agreement, dated as of May 10, 2012, between Invesco Van Kampen Trust for Investment Grade New York Municipals, a closed-end investment company organized as a Massachusetts business trust, as issuer, and RBC Capital Markets, LLC, a Minnesota limited liability company, including its successors and assigns by operation of law (the “Purchaser”) (the “Purchase Agreement”), is entered into between Invesco Van Kampen Trust for Investment Grade New York Municipals, a closed-end investment company organized as a Delaware statutory trust, the successor to the original issuer (the “Fund”), and the Purchaser. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Purchase Agreement.

WHEREAS, the parties hereto are parties to the Purchase Agreement; and

WHEREAS, the parties hereto desire to amend the terms of the Purchase Agreement as provided for herein.

ACCORDINGLY, the Purchase Agreement is hereby amended as follows:

Section 1. AMENDMENT TO THE PURCHASE AGREEMENT

(a) Schedule I of the Purchase Agreement is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

(b) All references to “VMTP Shares” in the Purchase Agreement are hereby deemed to include reference to all VMTP Shares as set forth on Schedule I, as amended by this Amendment.

Section 2. MISCELLANEOUS.

(a) The parties hereto hereby agree that, except as specifically amended herein, the Purchase Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. All references in the Purchase Agreement and other documents related thereto shall be references to the Purchase Agreement as amended by this Amendment. Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Purchase Agreement, or constitute a waiver of any provision of any other agreement.

(b) This Amendment shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

(c) This Amendment may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(d) In case any provision of this Amendment shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the parties to this Amendment shall be preserved.

(e) Each of the Fund and the Purchaser represent and warrant to each other that this Amendment has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(f) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with Section 8.05 of the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

INVESCO VAN KAMPEN TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS

By: /s/ John M. Zerr
Name:	John M. Zerr
Title:	Senior Vice President

RBC CAPITAL MARKETS, LLC

By: /s/ Andrew Sanford
Name:	Andrew Sanford
Title:	Managing Director

SCHEDULE I

Description of VMTP Shares:	904 Series 2015/6-VTN VMTP Shares, with a liquidation preference of $100,000 per share